UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2010

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53960	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 17, 2010, Cole Credit Property Trust III, Inc. (which may be referred to as the “Registrant,” the “Company,” “we,” “our,” and “us”) entered into a dealer manager agreement (the “Dealer Manager Agreement”), with Cole Capital Corporation relating to our follow-on public offering. Cole Real Estate Investments, a trade name we use to refer to a group of affiliated entities, including Cole Capital Corporation, is our sponsor and is directly or indirectly controlled by our chairman, chief executive officer and president, Christopher H. Cole. Under the Dealer Manager Agreement, Cole Capital Corporation will serve as dealer manager for our follow-on public offering of 275,000,000 shares of our common stock, on a best efforts basis, of which (i) 250,000,000 shares at $10.00 per share are intended to be offered pursuant to our primary offering and (ii) 25,000,000 shares at $9.50 per share are intended to be offered pursuant to our distribution reinvestment plan (the “DRIP”).

The follow-on public offering to which the Dealer Management Agreement relates was declared effective by the Securities and Exchange Commission on September 22, 2010 but has not yet commenced.  We intend to commence the follow-on public offering after we terminate our current public offering on October 1, 2010. Except in certain circumstances described in our Registration Statement on Form S-11 (File No. 333-164884), under the Dealer Manager Agreement, Cole Capital Corporation will receive selling commissions, subject to certain volume discounts, in the amount of 7% of the gross proceeds of our primary offering, all of which will be reallowed to participating broker dealers. We also will pay the dealer manager a fee in the amount of 2% of the gross offering proceeds as compensation for acting as the dealer manager, a portion of which may be reallowed to participating broker dealers.  Subject to the cap on underwriting compensation described below, and in accordance with our limits on reimbursement and payment of organization and offering expenses as disclosed in the prospectus relating to the follow-on public offering, we may reimburse our sponsor or its affiliates, including our dealer manager, for certain expenses that constitute underwriting compensation, a portion of which may be payments made to participating broker-dealers. Our sponsor or its affiliates may pay additional amounts of underwriting compensation, without reimbursement by us, which may also include payments made to participating broker-dealers. The maximum amount of underwriting compensation that may be paid from any source is 10% of the gross proceeds of the primary offering; therefore, the maximum amount that may be paid by our sponsor or its affiliates without reimbursement by us is an amount equal to 1% of the gross proceeds of the primary offering (a maximum of $25,000,000).

No selling commissions will be paid, and the per share cash price shall be reduced to $9.30, in the event of the sale of shares in our primary offering through an investment advisory representative. No selling commissions will be paid, and the per share cash price shall be reduced to $9.30, in connection with shares sold to retirement plans, IRA plans and other qualified plans of broker-dealers participating in the offering or their registered representative; or to any one of the participating broker-dealers or their registered representatives in their individual capacities (and their spouses, parents and minor children).

No selling commissions or dealer manager fees will be paid for shares sold pursuant to the DRIP.

We have agreed to indemnify Cole Capital Corporation and the participating dealers against liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise out of breaches by us of the Dealer Manager Agreement or material misstatements and omissions contained in the prospectus relating to the offering, subject to certain limitations including those set forth in our charter.

This description of the material terms of the Dealer Manager Agreement is qualified in its entirety by the terms of the agreement attached as Exhibit 1.1 to Pre-effective Amendment No. 3 to the Form S-11 filed September 17, 2010 and incorporated herein by reference.

Item 8.01	Other Events

The Board of Directors of Cole Credit Property Trust III, Inc. has authorized a daily distribution, based on 365 days in the calendar year, of $0.001918007 per share (which equates to approximately 7.0% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period commencing on October 1, 2010 and ending on December 31, 2010. The payment date for each of the daily distributions of the period commencing on October 1, 2010 and ending on October 31, 2010 will be in November 2010. The payment date for each of the daily distributions of the period commencing on November 1, 2010 and ending November 30, 2010 will be in December 2010. The payment date for each of the daily distributions of the period commencing on December 1, 2010 and ending on December 31, 2010 will be in January 2011.

Item 9.01                      Financial Statement and Exhibits

(d) Exhibits.

10.1           Dealer Manager Agreement between Cole Credit Property Trust III, Inc. and Cole Capital Corporation dated September 17, 2010 (Incorporated by reference to Exhibit 1.1 to the Company’s pre-effective amendment to Form S-11 (File No. 333-164884), filed on September 17, 2010).

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 23, 2010	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary